UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2017

DC Industrial Liquidating Trust

(Exact name of registrant as specified in its charter)

Maryland	000-54372	47-7297235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 28, 2017, DC Industrial Liquidating Trust (the “Trust”), indirectly through one of its subsidiaries, entered into a Purchase and Sale Contract (the “Purchase Agreement”) with TA Realty, LLC (the “Buyer”) to sell the property commonly known as “Cajon Distribution Center,” an 830,750 square foot distribution warehouse located in San Bernardino, California (the “Property”), for approximately $65.2 million in cash, subject to adjustment for customary real estate prorations. Pursuant to the Purchase Agreement, in addition to the purchase price, the Trust may be entitled to an earn-out payment of up to $1.25 million in the event that certain leasing occurs at the Property within a specified period of time.

Closing under the Purchase Agreement is subject to customary closing conditions, including a 30-day due diligence period. The Buyer may terminate the Purchase Agreement at any time before expiration of the due diligence period. The Buyer is obligated to deposit into escrow $1.0 million within two days of execution of the Purchase Agreement and an additional $1.0 million upon expiration of the due diligence period. The Trust’s sole remedy for the Buyer’s default under the Purchase Agreement is forfeiture of the Buyer’s deposit.

Closing is expected to occur 60 days following the date of execution of the Purchase Agreement. However, there can be no assurance that closing will occur on the terms described above, or at all. Additionally, there can be no assurance that the earn-out payment described above will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DC INDUSTRIAL LIQUIDATING TRUST

May 4, 2017	By:	/s/ THOMAS G. MCGONAGLE
		Name:	Thomas G. McGonagle
		Title:	Chief Financial Officer

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